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                                                                   EXHIBIT 10.15

             Written Description of Compensatory Plan for Directors



         Employees of the Company receive no extra pay for serving as directors. The Company pays each of its non-employee directors an annual retainer fee of $15,000, plus, for attendance at meeting of the Board or committee meetings, an additional $500 per meeting. Directors are also reimbursed for the reasonable expenses incurred in connection with attending meetings of the Board and its committees.